EXHIBIT 99.1

InSite Vision Announces $6.3 Million Private Placement

ALAMEDA, Calif.—August 3, 2006 —InSite Vision Incorporated (AMEX: ISV) today announced it has entered into definitive agreements for a $6.3 million private placement of common stock and warrants for common stock. Closing of the financing is contingent on approval from the American Stock Exchange, among other standard conditions. The terms of the agreements provide for the sale of approximately 4.8 million newly issued shares of common stock at the five day trailing weighted average price of $1.31 per share, and the issuance of warrants to purchase approximately 1.0 million shares of common stock at an exercise price of $1.51 per share. The warrants have a term of five years, must be exercised in cash and may only be exercised after six months following the closing of the private placement.

The private placement is to be made to three of InSite Vision's current institutional investors, Balyasny Asset Management, PTV Sciences and a large Boston-based institutional investment management firm. InSite Vision is obligated to file with the U.S. Securities and Exchange Commission a resale registration statement relating to the common stock to be issued in the transaction and the shares of common stock to be issued upon the exercise of the warrants. RBC Capital Markets Corporation acted as placement agent for this transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the common stock or warrants of InSite Vision. The common stock and warrants to be issued in the private placement have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements under the Act.

The proceeds from this financing, assuming its successful completion, will be used for its general corporate purposes including continued support of InSite Vision's AzaSite(TM) for the treatment of bacterial conjunctivitis, for which InSite submitted a new drug application (NDA) to the Food and Drug Administration (FDA) in June 2006. Additionally, this funding will enable InSite Vision to move forward with the anticipated filing of an investigational new drug application (IND) with the FDA this year for AzaSite Plus(TM), a combination product including AzaSite with an anti-inflammatory steroid.

S. Kumar Chandrasekaran, Ph.D., InSite Vision's chief executive officer stated, "The proposed financing discussed in today's announcement will provide InSite Vision with adequate liquidity to pursue near-term opportunities that are expected to grow the value of our company. In particular, this financing allows us time to continue pursuing the most compelling corporate partnership for the AzaSite franchise. As I have said all along, we are committed to consummating a partnership or other commercial option that provides our product franchise with the most effective conduit to the various medical specialties, to maximize patient and physician acceptance, market opportunity and, importantly, shareholder value."

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Additional information can be found at the Company's website, www.insitevision.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as the anticipated closing of the private placement and the proposed use of proceeds therefrom. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision's ability to obtain additional financing in the near future, InSite Vision's ability to enroll and complete future clinical trials for AzaSite; the results of InSite Vision's clinical trials, particularly for AzaSite; the ability to complete and file an NDA with the U.S. FDA for AzaSite and its other product candidates, and receive approval from the FDA for the commercialization of AzaSite and its other product candidates; the ability to launch AzaSite and the timing of such a launch; InSite Vision's ability to expand its technology platform to include additional indications and patent options; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidates, including its OcuGene glaucoma genetic test, AzaSite, ISV-205 and ISV-014; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; determinations by the FDA, including those with respect to OcuGene, AzaSite and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption "Risk Factors". Any projections in this press release are based on the limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

Note to Editors: OcuGene® is written with a "small cap" G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite® and OcuGene® are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Contact:

InSite Vision Incorporated
S. Kumar Chandrasekaran or Sandra Heine, 510-865-8800
or
Ashton Partners
Investors: 888-857-7839
www.ashtonpartners.com

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